Exhibit 99.1

Crescent Financial Corporation Announces Stock Split Effected as a 15% Stock Dividend

CARY, N.C., April 26, 2006 — The Board of Directors of Crescent Financial Corporation (“Crescent”) (Nasdaq: CRFN), parent company of Crescent State Bank, at its regular meeting on April 25, 2006, declared a 23- for-20 stock split effected as a 15% stock dividend payable on May 31, 2006 to shareholders of record on May 18, 2006. Cash will be paid in lieu of fractional shares.

Mike Carlton, President and CEO stated, “We are pleased with the accomplishments that have been achieved over the past seven years. This action taken today by the Board of Directors represents the seventh stock dividend paid by Crescent since its inception on December 31, 1998. At the present time, we believe that the organization needs to preserve its capital for future growth, but at the same time reward the shareholders through this stock dividend.”

The stock split will impact the share conversion ratio for the recently announced merger with Port City Capital Bank in Wilmington, North Carolina. When initially announced, each share of Port City Capital Bank was to receive $3.30 in cash and 1.9669 shares of Crescent. As a result of the split, each share of Port City Capital Bank will receive $3.30 in cash and 2.262 shares of Crescent Financial Corporation.

Crescent State Bank is headquartered in Cary, North Carolina and operates ten full-service banking offices in Cary (2), Apex, Clayton, Holly Springs, Southern Pines, Pinehurst, Sanford, Garner and Raleigh, North Carolina. Crescent Financial Corporation stock can be found on the NASDAQ National Market trading under the symbol CRFN. Investors can access additional corporate information, product descriptions and online services through the bank’s website at http://www.crescentstatebank.com.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Crescent Financial Corporation’s recent filings with the Securities Exchange Commission, including, but not limited to, its Annual Report on Form 10-K and its other periodic reports.

Patty BriguglioMMI Associates, Inc.

        (919) 233-6600

        patty@mmimarketing.com

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